                                                                  EXHIBIT 10.287

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.







                              AMENDED AND RESTATED


                   RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT


                                 by and between


            WYETH, acting through its Wyeth Pharmaceuticals division

                                       and

                       LIGAND PHARMACEUTICALS INCORPORATED

                                      dated

                                DECEMBER 1, 2005

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1  -    DEFINITIONS............................................................................  3

ARTICLE 2  -    REPRESENTATIONS AND WARRANTIES........................................................  11

ARTICLE 3  -    RESEARCH PROGRAM .....................................................................  12

ARTICLE 4  -    OMITTED ..............................................................................  13

ARTICLE 5  -    DEVELOPMENT PROGRAM ..................................................................  13

ARTICLE 6  -    LICENSES -- RESEARCH, DEVELOPMENT,
                MARKETING AND MANUFACTURING ..........................................................  15

ARTICLE 7  -    WYETH OPTION TO COVERED COMPOUNDS.....................................................  18

ARTICLE 8  -    LIGAND SCREENING RIGHTS AND OBLIGATIONS...............................................  19

ARTICLE 9  -    ROYALTIES AND OTHER PAYMENTS..........................................................  19

ARTICLE 10 -    ROYALTY REPORTS AND ACCOUNTING........................................................  20

ARTICLE 11 -    PAYMENTS..............................................................................  22

ARTICLE 12 -    INFRINGEMENT ACTIONS BY THIRD PARTIES ................................................  23

ARTICLE 13 -    CONFIDENTIALITY.......................................................................  23

ARTICLE 14 -    PUBLICATION ..........................................................................  25

ARTICLE 15 -    PATENTS ..............................................................................  25

ARTICLE 16 -    TERM AND TERMINATION .................................................................  30

ARTICLE 17 -    PREMARIN(R) EVALUATION................................................................  31

ARTICLE 18 -    INDEMNITY ............................................................................  31

ARTICLE 19 -    FORCE MAJEURE.........................................................................  33

ARTICLE 20 -    ASSIGNMENT............................................................................  33

ARTICLE 21 -    NOTIFICATION OF PATENT TERM RESTORATION...............................................  34

ARTICLE 22 -    SEVERABILITY..........................................................................  34

ARTICLE 23 -    MISCELLANEOUS ........................................................................  34

SIGNATURES............................................................................................  36

SCHEDULE A............................................................................................  37

SCHEDULE B............................................................................................  38

Attachment 1.2........................................................................................  40


                                  CONFIDENTIAL

Attachment 1.12.......................................................................................  46

Attachment 1.16.......................................................................................  47

Attachment 1.19.......................................................................................  50

Attachment 1.23.......................................................................................  71

Attachment 1.34.......................................................................................  77

Attachment 1.37.......................................................................................  90

Schedule 2............................................................................................  97

Attachment 1.53.......................................................................................  98

Schedule 3............................................................................................  99


                                  CONFIDENTIAL

        AMENDED AND RESTATED RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

                  THIS AMENDED AND RESTATED AGREEMENT, effective the first day of December, 2005 (the "Effective Date") is by and between Wyeth, (formerly American Home Products Corporation) acting through its Wyeth Pharmaceuticals Division ("WYETH"), a Delaware corporation, having its principal place of business at 500 Arcola Road, Collegeville, Pennsylvania, and LIGAND PHARMACEUTICALS INCORPORATED ("Ligand")(each a "Party", and collectively the "Parties"), a Delaware corporation, having its principal place of business at 10275 Science Center Drive, San Diego, California.

                                R E C I T A L S

                  WHEREAS, Ligand has developed expertise and acquired proprietary rights relating to the discovery and development of pharmaceutical products which act through estrogen and progesterone receptors;

                  WHEREAS, WYETH has expertise in the discovery, development, marketing and sales of pharmaceutical products;

                  WHEREAS, WYETH and Ligand entered into that certain Research, Development and License Agreement effective September 2, 1994 as amended January 16, 1996, May 24, 1996, September 2, 1997 and September 9, 1999 (collectively the "Agreement") pursuant to which Wyeth and Ligand engaged in a joint research and development effort to discover and/or design small molecule compounds which act through the estrogen and progesterone receptors and to develop pharmaceutical products from such compounds;

                  WHEREAS, in conjunction with such joint research and development, WYETH sponsored certain research and development activities to be carried out by Ligand and Ligand and WYETH desire that WYETH commercialize products resulting from the joint research and development; and

                  WHEREAS the Parties wish to enter into an amended and restated agreement (the "Amended and Restated Agreement") that restates and amends the responsibilities and rights of the Parties as it relates to the Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, WYETH and Ligand agree as follows:


                                  CONFIDENTIAL

                                    ARTICLE 1

                                   DEFINITIONS

         For the purposes of this Amended and Restated Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1 "Affiliate" shall mean, with respect to a Party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. A business entity or Party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.

         1.2 "Article 8 Compounds" shall mean those twenty-four Wyeth Library Compounds, and any analogs thereof synthesized by Ligand or any third party having knowledge of such compounds gained from Ligand, that were selected by Ligand under Article 8.1 hereof as ligands for the receptors listed in Exhibit B of the Agreement. A complete listing of the Article 8 Compounds is set forth in attachment 1.2 hereto.

         1.3 "Combination Research Compound" shall mean a single formulation of more than one pharmaceutically active ingredient, at least one of which is a Research Compound. Two types of Combination Research Compounds are possible: a Covered Compound Combination or a Wyeth Compound Combination. Any Combination Research Compound that includes a Covered Compound is a Covered Compound Combination. For the avoidance of doubt, a Combination Research Compound shall not include a Research Compound packaged with another pharmaceutically active ingredient and not included as part of a single formulation with such pharmaceutically active ingredient.

         1.4 "Combination Research Compound Product" shall mean a Combination Research Compound that is approved for marketing in a Major Market Country, and would be either a Covered Compound Combination Product or a Wyeth Compound Combination Product. For the avoidance of doubt, a Combination Research Compound Product shall not include a Research Compound packaged with another pharmaceutically active ingredient and not included as part of a single formulation with such pharmaceutically active ingredient.


                                  CONFIDENTIAL

         1.5 "Competing Product" shall mean, with respect to each specified Research Compound or Product, any other Research Compound or Product or any other Combination Research Compound or Combination Research Compound Product which is in the same category, wherein the category is one of the following: (i) PR modulators; (ii) ER modulators.

         1.6 "Commencement Date" shall mean September 1, 1994, which was the date of commencement of the Research Program under the Agreement.

         1.7 "Covered Compound" shall mean ER Modulators, PR Modulators, Wyeth PR Compounds, Final Wyeth PR Compounds, and Ligand PR Compounds. For the avoidance of doubt, compounds that do not have both IC50 </= 100nM and in vitro selectivity >/= 100X the nearest alternate target shall not be "Covered Compounds". A complete list of Covered Compounds subject to the payment of applicable milestones and royalties is set forth in Attachments 1.12, 1.23, 1.37, 1.16 and 1.19. Covered Compounds shall exclude Wyeth Compounds.

         1.8 "Covered Compound Combination" shall mean a single formulation of more than one pharmaceutically active ingredient, at least one of which is a Covered Compound. For the avoidance of doubt, Tanaproget (NSP-989)[***] Combination is a Covered Compound Combination.

         1.9 "Designated Receptors" shall mean the estrogen receptor and the progesterone receptor.

         1.10 "Discovery Board Recommendation" shall mean a recommendation by the Wyeth Research Division of WYETH Discovery Executive Committee (DEC), or any successor body, for advancement of a late stage discovery candidate Research Compound to pre-development stage.

         1.11 "Development Track Approval" shall mean an approval by the Wyeth Research Division of WYETH Development Council, or any successor body, for advancement of a pre-development Research Compound to development track.

         1.12 "ER Modulators" shall mean compounds that were identified and confirmed as modulating the ER receptor as part of the High Throughput Screening
(HTS) effort of the Wyeth Library Compounds or synthesized by WYETH during the first three (3) years of the Research Program [September 1, 1994 - September 3, 1997].


                                  CONFIDENTIAL
                                        5
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

For the avoidance of doubt, ER Modulators shall not include Wyeth Compounds. For the avoidance of doubt, compounds that do not have both IC50 </= 100nM and in vitro selectivity >/= 100X the nearest alternate target shall not be "ER Modulators." A complete list of ER Modulators subject to the payment of applicable milestones and royalties is set forth in Attachment 1.12 hereto.

         1.13 "Exploratory Development" shall mean development and testing, beyond the Research Program, designed to document the pharmaceutical profile of a Research Compound to demonstrate whether such Research Compound reasonably may be expected to be useful in the Field.

         1.14 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

         1.15 "Field" shall mean the discovery, development and commercialization of drugs which are ligands (agonists and antagonists) to the Designated Receptors for use in hormone replacement therapy, anti-cancer therapy, gynecological diseases, contraception, the treatment of vasomotor symptoms and CNS disorders associated with menopause and the treatment of osteoporosis. As used herein, "treatment of osteoporosis" with respect to an agonist of the estrogen receptor means prevention or treatment of diseases and conditions involving bone resorption, bone formation, bone repair, bone growth and calcium metabolism.

         1.16 "Final Wyeth PR Compounds" shall mean compounds of scaffold I, that were synthesized by Wyeth and confirmed as modulating the PR receptor via additional chemistry conducted at Wyeth after the term of the Research Program as extended plus 18 months, but no later than the Effective Date of this Amended and Restated Agreement (March 4, 2000 - the Effective Date of this Amended and Restated Agreement):

                                      [***]


                                  CONFIDENTIAL
                                        6
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      [***]

For purposes of clarity, Final Wyeth PR Compounds shall not be subject to the provisions of Sections 6.4.1 or 6.4.2 hereof. For the avoidance of doubt, compounds that do not have both IC50 </= 100nM and in vitro selectivity >/= 100X the nearest alternate target shall not be "Final Wyeth PR Compounds."
A complete list of Final Wyeth PR Compounds subject to the payment of applicable milestones and royalties is set forth in Attachment 1.16 hereto.

         1.17 "First Commercial Sale" shall mean, with respect to a Product, the first sale to an unrelated third party of such Product in a country after any required marketing and pricing approval has been granted by the governing health authority of such country.

         1.18 "Full Development" shall mean development and testing of a Research Compound, or a Product incorporating such Research Compound, beyond Exploratory Development, designed to obtain approval by the appropriate regulatory authorities to market such Research Compound or Product.

         1.19 "Ligand PR Compounds" shall mean compounds that were synthesized by Ligand and confirmed as modulating the PR receptor during the term of the Research Program as extended [September 1, 1994 to September 2, 1998]. A complete listing of Ligand PR Compounds is set forth in Attachment 1.19 hereto.

         1.20 "Major Market Country" shall mean any of the United States, Japan, France, Italy, Germany, and the United Kingdom.

         1.21 "Net Sales" shall mean:

               A. With respect to a Product containing a Research Compound as its sole pharmaceutically active ingredient, the gross invoiced sales of such Product by a Party, its Affiliates and/or its sublicensees to unrelated third parties less the following deductions:


                                  CONFIDENTIAL
                                        7
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                    i. discounts, credits, rebates, allowances, adjustments, rejections, recalls and returns;

                    ii. price reductions, retroactive or otherwise, imposed by government authorities;

                    iii. sales, excise, turnover, inventory, value-added and
                         similar taxes; and

                    iv. transportation, importation, insurance and other handling expenses directly chargeable to such sales.

                         For the avoidance of doubt, if a Product contains a Research Compound which is packaged with another pharmaceutically active ingredient, but the Product is not a single formulation, Net Sales for such Product shall be determined under this subparagraph (A) and not under subparagraph (B) below.

               B.   (i)   In the event that a Combination Research Compound
                          Product is sold in a country, Net Sales for such Combination Research Compound Product will be reduced by multiplying Net Sales of such Combination Research Compound Product by the fraction A/ (A+B) where A is the current wholesale selling price of the Research Compound if sold separately in the country, and B is the current wholesale selling price of all other pharmaceutically active components in the combination, if sold separately in the country.

                    (ii) If the other pharmaceutically active component or components in the Combination Research Compound Product are not sold separately in the country, Net Sales for the purpose of determining royalties on the Combination Research Compound Product will be reduced by multiplying Net Sales of such Combination Research Compound Product by the fraction A/C where A is the current wholesale selling price of the Research Compound if sold separately in the country and C is the current wholesale selling price of the combination product.


                                  CONFIDENTIAL

                    (iii) If on a country-by-country basis neither the
                          Research Compound nor the other pharmaceutically active component in the Combination Research Compound Product is sold separately in said country, Net Sales for purposes of determining royalties on the Combination Research Compound Product will be reduced by the fraction D/E where D is the standard factory cost of the Research Compound and E is the standard factory cost of all other pharmaceutically active components, including the Research Compound, in the Combination Research Compound Product.



                    (iv) The fractions used in any of (i) - (iii) may not be less than 0.75 if none of the other pharmaceutically active components is patented or less than 0.5 if one or more other pharmaceutically active components is patented.

         1.22 "Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed in any country within the Territory owned by or licensed to Ligand or WYETH, or to which Ligand or WYETH otherwise acquires rights, having claims which read upon a Product or a Research Compound or the process of manufacture or use of a Product or a Research Compound, together with any and all patents that have issued or in the future issue therefrom and (b) all divisionals, continuations, continuations-in-part, reexaminations, reissues, renewals, extensions or additions to any such patents and patent applications and patents issuing thereon; all to the extent and only to the extent that (i) Ligand or WYETH now has or hereafter will have the right to grant licenses or other rights thereunder and (ii) the granting of such licenses or rights thereunder is necessary for either Party to practice the rights and discharge the obligations it has by reason of this Amended and Restated Agreement.

     1.23 "PR Modulators" shall mean compounds (other than Ligand PR Compounds) that were identified and confirmed as modulating the PR receptor as part of the HTS effort of the Wyeth Library Compounds or synthesized by Wyeth during the first three (3) years of the Research Program [September 1, 1994 - September 3, 1997]. For the avoidance of doubt, PR Modulators shall not include Wyeth Compounds. For the avoidance of doubt, compounds that do not have both
IC50 </= 100nM and in vitro selectivity >/= 100X the nearest alternate target shall not be "PR Modulators". A complete list of


                                  CONFIDENTIAL

PR Modulators subject to the payment of applicable milestones and royalties is set forth in Attachment 1.23 hereto.

         1.24 "Primary Screening" shall mean conducting any assay, screen or other test on a compound under the Research Program to determine initially whether such compound functions as an agonist or antagonist of activity mediated through a Designated Receptor.

         1.25 "Product" shall mean a Research Compound that has been approved for marketing in a Major Market Country. "Product" shall include Combination Research Compound Products.

         1.26 "Research Compound" shall mean a Covered Compound or a Wyeth Compound.

For purposes of clarity, [***]shall be considered to be "Research Compounds" for all purposes under this Agreement.

For the avoidance of doubt, any compounds confirmed as modulating the ER Receptor or the PR Receptor synthesized or obtained by Wyeth or Ligand within the Field after the Effective Date of this Amended and Restated Agreement shall fall outside this Amended and Restated Agreement, shall not be considered to be Research Compounds and are not subject to any milestone or royalty payments to the other party. For the further avoidance of doubt, "Research Compounds" and all its subsidiary compound definitions each excludes any Series B or Series C compounds as defined in Schedule A attached hereto. Wyeth shall have no rights to such Series B or Series C compounds.

The Parties agree that Premarin(R) and its components, reference standards, comparators, or other known progestins or estrogens shall not be considered to be Research Compounds, provided that this requirement shall not prevent a compound from being a Research Compound if it is listed on one of the Covered Compound or Wyeth Compound attachments (i.e., Attachments 1.12, 1.23, 1.37, 1.16, 1.19 and 1.34).

         1.27 "Research Program" shall mean the three (3) year program of research and testing in which Ligand and WYETH participated and which is described generally in the research work plan set forth in Exhibit A of the Agreement, as revised from time to time as provided in the Agreement, and any extension thereof pursuant to exercise by WYETH of its option under Section 3.3 or by mutual agreement of the Parties.


                                  CONFIDENTIAL
                                       10
 *** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         1.28 "Research Program Term" shall mean the three (3) year period of the Research Program measured from the Commencement Date and any extensions thereof. For the avoidance of doubt, the Research Program Term, including the extension, was September 1, 1994 to September 2, 1998.

         1.29 "Royalty Term" shall mean, with respect to each Product in each country, the period of time equal to the longer of (a) ten (10) years from the date of the First Commercial Sale of a Product in such country or (b) if the use or sale of a Product in such country falls within the scope of a valid claim within the Patent Rights covering the Product or the Research Compound therein per se or a use of the Product (provided that the application for the patent on use of the Product or Research Compound therein is based on an invention of a utility in a research and/or development effort arising from or initiated as a result of Primary and/or Secondary Screening done under the Research Program which invention is made on or before the fifth (5th) anniversary of the expiration or termination of the Research Program) the expiration of the last to expire applicable patent in such country. As used herein, a "valid" claim is a claim in a pending application or a claim in an unexpired patent which has not been held to be invalid in a judgment from which no appeal is or can be taken. The provisions of this Section shall apply to payment of royalties by both Parties.

         1.30 "Secondary Screening" shall mean conducting any assay, screen or other test using intracellular receptors or other in vitro cell systems or reagents involved in other signal transduction pathways on a Research Compound after the Primary Screening of such Research Compound for the purpose of confirming the results of the Primary Screening or to test the Research Compound for cross-reactivity with other than the Designated Receptors.

         1.31 "Series A, B and C Compounds" shall mean the compounds as defined in Exhibit A attached hereto.

         1.32 "Territory" shall mean the entire world.

         1.33 "WYETH" shall, for the purposes of this Amended and Restated Agreement, not include Genetics Institute.

         1.34 "WYETH Compounds" shall mean compounds which WYETH has identified to be ligands of the estrogen receptor possessing potential utility in the treatment of osteoporosis and other uses within the Field, and which are specifically defined in Schedule B,


                                  CONFIDENTIAL
which is attached to this Agreement. For the avoidance of doubt, compounds that do not have both IC50 </= 100nM and in vitro selectivity >/= 100X the nearest alternate target shall not be "Wyeth Compounds." A complete list of Wyeth Compounds subject to payment of applicable milestones and royalties is attached hereto as Attachment 1.34. For the avoidance of doubt, Wyeth shall retain all rights to applications of Wyeth Compounds within and outside the Field and Ligand shall have no right to develop Wyeth Compounds outside the Field. Accordingly, Wyeth Compounds are not subject to Ligand rights as defined in
Article 6 of this Amended and Restated Agreement nor to Ligand rights as defined in Article 8 of this Amended and Restated Agreement. For the avoidance of doubt, Wyeth Compounds include, but are not limited to TSE-424 (bazedoxifene) and ERA-923 (pipendoxifene).

         1.35 "Wyeth Library Compounds" shall mean those compounds from the Wyeth compound library (formerly the WARD compound library) that were provided to Ligand and screened during the Research Program Term.

         1.36 "Wyeth Compound Combination" shall mean a single formulation of more than one pharmaceutically active ingredient, at least one of which is a Wyeth Compound. For the avoidance of doubt, WAY-140424 (TSE-424)/Conjugated Estrogen (CE), also known as bazedoxifene/CE is a Wyeth Compound Combination.

         1.37 "Wyeth PR Compounds" shall mean compounds that were synthesized by Wyeth and confirmed as modulating the PR receptor via additional chemistry conducted by Wyeth after the first three years of the Research Program and during the term of the Research Program extension, plus 18 months [September 4, 1997 to March 3, 2000]. For the avoidance of doubt, compounds that do not have both IC50 </= 100nM and in vitro selectivity >/= 100X the nearest alternate target shall not be "Wyeth PR Compounds." A complete list of Wyeth PR Compounds subject to the payment of applicable milestones and royalties is set forth in Attachment 1.37.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Each Party hereby represents and warrants to the other Party as follows:

         2.1 Corporate Existence and Power. Such Party (a) is a corporation duly organized, validly existing and in good standing


                                  CONFIDENTIAL
under the laws of the state in which it is incorporated, (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party's ability to perform its obligations under this Agreement.

         2.2 Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Amended and Restated Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Amended and Restated Agreement and the performance of its obligations hereunder. This Amended and Restated Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

         2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Amended and Restated Agreement have been and shall be obtained.

         2.4 No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Amended and Restated Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such Party, including with respect to Ligand, any obligations or duties arising under the Agreement of May 1, 1991 and the Supplementary Agreement of October 1, 1993 with Pfizer Inc and any settlement of suit.

         2.5 Intellectual Property. Such Party (a) owns or is the licensee in good standing of all Patent Rights, trade secrets and other intellectual property to be used by it in connection with the Research Program, except to the extent that such use is to be based upon patents, trademarks and other intellectual property furnished by the other Party; (b) has received no notice of infringement or misappropriation of any alleged rights asserted by any third party in relation to any technology to be used by it in connection with


                                  CONFIDENTIAL
the Research Program; (c) is not in default with respect to any license agreement related to the Research Program; and (d) is not aware of any patent, trade secret or other right of any third party which could materially adversely affect its ability to carry out its responsibilities under the Research Program or the other Party's ability to exercise or exploit any license granted to it under this Amended and Restated Agreement. Such Party agrees to immediately notify the other Party in writing in the event such Party hereafter receives a notice of the type referred to in (b) above, becomes in default under any license agreement referred to in (c) above, or becomes aware of any patent, trade secret or other right of the nature referred to in (d) above.

         2.6 Disclosure of Research Compounds. Such Party has fully disclosed to the other Party all Research Compounds in its possession or known to it. For the avoidance of doubt, the right to exploit any compounds that do not fall within the definition of "Research Compound" under this Amended and Restated Agreement is outside the scope of this Amended and Restated Agreement.

         2.7 DISCLAIMER OF WARRANTIES. NOTHING IN THIS AMENDED AND RESTATED AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY LIGAND OR WYETH (A) THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE PATENT RIGHTS, (B) THAT ANY PATENT WITHIN THE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR (C) THAT, EXCEPT FOR THE PROVISIONS OF
SECTION 2.5 HEREIN WHICH SHALL NOT BE AFFECTED BY THIS SECTION 2.7, THE USE OF ANY LICENSE GRANTED HEREUNDER OR THE USE OF ANY PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, NEITHER LIGAND NOR WYETH MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS EXCEPT AS PROVIDED IN SECTION 2.5.

                                    ARTICLE 3

                                RESEARCH PROGRAM

         3.1 Records.

             3.1.1 Records. Ligand and WYETH each shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations,


                                  CONFIDENTIAL
analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Program including any data required to be maintained pursuant to all requirements of applicable laws and regulations.

             3.1.2 Inspection of Records. Ligand and WYETH each shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party to the extent reasonably required for the performance of its obligations under this Amended and Restated Agreement (with the Party owning the records determining what is reasonably required). Each Party shall maintain such records and the information of the other Party contained therein in confidence in accordance with Section 13.1 below and shall not use such records or information except to the extent otherwise permitted by this Amended and Restated Agreement.

         3.3 Ligand-in-Licensed Compounds. Ligand retains the right to in-license from third parties and develop and commercialize on its own behalf and through third parties, including Affiliates and sublicensees, compounds which are agonists or antagonists of the Designed Receptors; provided, however, that until expiration of the Research Program Term, such in-licensed compounds are, if they act through the progesterone receptor, at least development stage compounds, but including more advanced compounds up to and including compounds approved for marketing. As used in this Section 3.3 a "development stage" compound is a compound requiring only process and scale-up development and preclinical toxicology and pharmacology investigation to complete IND requirements.

                               ARTICLE 4 - OMITTED

                                    ARTICLE 5

                               DEVELOPMENT PROGRAM

         5.1 Exploratory Development. Ligand and/or WYETH from time to time shall make recommendations of Research Compounds for Exploratory Development by WYETH. WYETH shall have the right in its sole discretion, but without the obligation, to select Research Compounds for Exploratory Development and shall give prompt written notice to Ligand of each such selection. WYETH shall conduct such Exploratory Development of each such selected Research Compound as WYETH desires and shall inform Ligand of the progress and results thereof. WYETH, at its sole expense, shall fund the costs of


                                  CONFIDENTIAL

Exploratory Development of any such selected Research Compound.

         5.2 Full Development. Ligand and/or WYETH from time to time shall make recommendations of those Research Compounds that have completed Exploratory Development for Full Development by WYETH. WYETH shall have the right in its sole discretion, but without the obligation, to select Research Compounds for Full Development and shall give prompt notice to Ligand of each such selection. WYETH shall use its good faith efforts to conduct such preclinical and human clinical trials as WYETH determines are necessary or desirable to obtain regulatory approvals to manufacture and market such Products in the Territory as WYETH desires and diligently to develop, seek necessary approval to market, commence marketing and market such Products for such purpose in the Territory subject to the last sentence of this Section 5.2. WYETH, at its sole expense, shall fund the costs of Full Development of Research Compounds and Products. Notwithstanding anything else in this Amended and Restated Agreement, but subject to Ligand's rights under Section 6.4, WYETH shall have the sole discretion to determine which Products to develop or market, or to continue to develop or market, those for which regulatory approval to market will be sought, and when and where and how and on what terms and conditions, to market such Products in the Territory.

         5.3 Development Information. Each Party agrees to keep the other informed of its activities under this Amended and Restated Agreement. WYETH shall keep Ligand informed as to the progress of the Exploratory Development and Full Development of all Research Compounds and Products under this Amended and Restated Agreement and the filing and obtaining of the approvals necessary for marketing. Within thirty (30) days after the end of each six (6) month period following the commencement of Exploratory Development by WYETH of the first Research Compound, WYETH shall provide to Ligand a reasonably detailed written report which shall describe the progress of the Exploratory Development and/or Full Development of Research Compounds and Products under this Amended and Restated Agreement in the form of the template attached hereto as Attachment 5.3 for each Research Compound and Product. Such update would additionally include the latest copy of an Investigational Drug Brochure (IDB) and any updated versions thereof. Such update would additionally include a list of all Wyeth solely owned Patent Rights, other than Patent Rights with claims which read upon a Wyeth Compound Product or a Wyeth Compound or the process of manufacture or use of a Wyeth Compound Product or Wyeth Compound. Additionally, Ligand would be informed, in a timely fashion, of any serious adverse events that might occur with a Research Compound or Product and, subject to the provisions of Article 14 hereof, of any


                                  CONFIDENTIAL
publications or presentations (including investor presentations) made that refer to a Research Compound or Product. Notwithstanding the foregoing, Wyeth's obligations under this Section 5.3 to provide the latest copy of an Investigational Drug Brochure (IDB) and any updated versions thereof and the list of all Wyeth solely owned Patent Rights as described above shall no longer apply in the event of Ligand's transfer or sale of all or substantially all of its business, or in the event of Ligand's merger or consolidation or change in control or similar transaction. For the avoidance of doubt, in all events, Wyeth's obligations to provide information and reports under this Section 5.3, other than Wyeth's obligation to provide the latest copy of an Investigational Drug Brochure (IDB) and any updated versions thereof and the list of all Wyeth solely owned Patent Rights as described above, shall continue.

         5.4 Excused Performance. In addition to the provisions of Article 19 hereof, the obligations of WYETH with respect to any Product under this Amended and Restated Agreement are expressly conditioned upon the continuing absence of any adverse condition as determined solely by WYETH relating to the safety or efficacy or commercial feasibility of that Product, and such obligations shall be delayed or suspended so long as any such condition or event exists. If any such delay or suspension with respect to any Product exceeds eighteen (18) months in duration, such Product shall be subject to Ligand's rights under
Section 6.4 below in the circumstance where WYETH is not seeking to develop and has not developed any Competing Product and where WYETH's conduct manifests abandonment of further development or marketing of such Product within the meaning of 6.4.3.

                                    ARTICLE 6

                       LICENSES -- RESEARCH, DEVELOPMENT,
                           MARKETING AND MANUFACTURING

         6.1 License Grant to WYETH. Subject to the provisions hereof, Ligand hereby grants to WYETH and directly to its Affiliates an exclusive license, which license shall be exclusive even as to Ligand, under Ligand's Patent Rights and trade secrets with respect thereto throughout the Territory, including Ligand's rights in any jointly owned Patent Rights, to make, have made, use and sell Products in the Field but subject to Ligand's license granted in Section
6.2. Subject to the provisions of this Amended and Restated Agreement, WYETH may grant sublicenses to any third party under the license granted by this Section
6.1. WYETH shall deliver a copy of each sublicense to Ligand promptly after granting such sublicense. Each sublicense shall contain terms and conditions


                                  CONFIDENTIAL
substantially similar to this Amended and Restated Agreement, but no sublicense shall relieve WYETH of any obligations under this Amended and Restated Agreement. WYETH will guarantee the performance of any Affiliate or sublicensee licensed pursuant to this Section 6.1.

         6.2 License Grant to Ligand. Subject to the provisions hereof, WYETH hereby grants to Ligand and directly to its Affiliates an exclusive license, which license shall be exclusive even as to WYETH, for Products and their use in all fields under WYETH's Patent Rights and trade secrets with respect thereto throughout the Territory, including WYETH's rights in any jointly owned Patent Rights, which would be infringed but for such license, to make, have made, use and sell Products. This license shall apply only to Products for which Ligand acquires rights under Section 6.4.1. In the exercise of the license provided under this Section 6.2, Ligand shall be required to pay a royalty of six percent (6%) of the Net Sales thereof and to remit and report such royalties in the manner required by Articles 9, 10 and 11 and report royalties to AHP in the same manner as AHP under Articles 10 and 11. Subject to the provisions of this Amended and Restated Agreement, Ligand may grant sublicenses under such license to any third party. Ligand shall deliver a copy of each sublicense to WYETH promptly after granting such sublicense. Each sublicense shall contain terms and conditions substantially similar to this Amended and Restated Agreement, but no sublicense shall relieve Ligand of any obligations under this Amended and Restated Agreement. Ligand shall guarantee the performance of any Affiliate or sublicensee licensed pursuant to this Section 6.2.

         6.3 Additional Applications of Compounds. Except as provided in this section 6.3 and Section 7.2 hereof, this Agreement shall not constitute a restriction on WYETH'S right to develop, make, have made, use and/or sell a Research Compound or Product for use outside the Field. If at any time a compound evaluated under the Research Program is determined to have activity outside the Field, if WYETH so requests and except to the extent that to do so would violate Ligand's obligation to third parties, Ligand will grant AHP an exclusive license under the Patent Rights and its trade secrets relating thereto to make, have made, use and sell the compound for the additional activity and subject to the milestone payments of Section 9.1 and the royalties of Section 9.2.

             6.3.1 If WYETH so requests, and to the extent Ligand is legally and contractually permitted to do so, Ligand shall also negotiate in good faith with WYETH, but with no obligation to negotiate exclusively with WYETH, mutually acceptable terms and


                                  CONFIDENTIAL
conditions under which Ligand would be willing to collaborate with WYETH regarding the research, development and commercialization of applications of Research Compounds or Products outside the Field.

         6.4  Other Ligand Rights.

             6.4.1. At any time after the date eighteen (18) months after the expiration or earlier termination of the Research Program, Ligand shall have the right in its sole discretion at its sole expense, for its own benefit or together with an Affiliate or third party, to develop and commercialize in the Territory and in the Field (a) those Covered Compounds other than Final Wyeth PR Compounds which WYETH abandons or elects not to develop in the Field, and (b) those Products (other than Combination Research Compound Products) based on Covered Compounds other than Final Wyeth PR Compounds for which WYETH delays or suspends the development or marketing for more than eighteen (18) months as described in Section 5.4 above, in each case provided that WYETH, or any of its Affiliates or sublicensees is not (i) diligently developing or commercializing such Covered Compound for any other pharmaceutical purpose not in derogation of Ligand's rights under Section 6.2 or (ii) not diligently conducting Exploratory Development or Full Development with respect to, or diligently marketing, a Competing Product.

             6.4.2 Additionally, at any time after the date eighteen (18) months after the expiration or earlier termination of the Research Program, if WYETH abandons or elects not to develop a Product containing a Covered Compound other than a Final Wyeth PR Compound in any Major Market Country, Ligand shall have the right in its sole discretion at its sole expense, for its own benefit or together with an Affiliate or third party, to develop and commercialize such Product in the Field but only in those Major Market Countries in which WYETH abandons or elects not to develop such Product. Ligand's right to develop and commercialize shall not come into effect if WYETH, an Affiliate or sublicensee is diligently conducting Exploratory Development or Full Development of a Competing Product in the affected Major Market Country or diligently marketing a Competing Product in that country. For purposes of this Section 6.4.2, by way of example but without limitation, WYETH shall not be deemed to have abandoned or elected not to develop a Product in a country if (i) WYETH has received the necessary regulatory approval to market such Product in the country in question, and (ii) WYETH has not commenced or has ceased marketing such Product in the country in question substantially due to adverse business or financial conditions caused by the


                                  CONFIDENTIAL
regulatory authorities or other government authorities of such country which would cause marketing such Product in such country by WYETH to be contrary to the financial best interests of Ligand and WYETH (including not commencing marketing in a Major Market Country where regulatory authorities or other government authorities have price approval authority and the price approved or proposed by the regulatory authorities or other government authorities is unacceptable to WYETH); provided, however, that WYETH shall commence or resume marketing such Product in such country as soon as reasonably practical after such adverse business or financial conditions cease to exist. WYETH shall also not be deemed to have abandoned or elected not to develop a Product in a country (or countries) if WYETH has commenced Exploratory Development or Full Development with respect to such Product in one or more of the Major Market Countries and has a reasonable intention to commence Exploratory Development or Full Development with respect to such Product in the remaining Major Market Countries as soon as reasonably practicable.

             6.4.3 In order to determine whether WYETH has abandoned or elected not to develop or commercialize a Covered Compound other than a Final Wyeth PR Compound or Product containing a Covered Compound other than a Final Wyeth PR Compound for purposes of Sections 5.4, 6.4.1 and 6.4.2 above, upon written notice from Ligand, WYETH promptly shall inform Ligand in writing whether it has abandoned or elected not to commercialize such Covered Compound or Product and, if so requested, shall provide a reasonable explanation of its efforts to develop or commercialize such Covered Compound or Product. If WYETH has abandoned or elected not to develop or commercialize such Covered Compound or Product, then WYETH additionally shall inform Ligand in writing whether it is diligently conducting Exploratory Development or Full Development with respect to, or diligently marketing, a Competing Product, and if so requested, shall provide a reasonable explanation of its efforts with respect to such Competing Product. If the Parties disagree on the status of any such Covered Compound or Product for purposes of this Section 6.4, the Parties shall confer and in good faith attempt to resolve the disagreement between themselves.

6.4.4 If Ligand exercises its rights under this Section 6.4 with respect to any Covered Compound other than a Final Wyeth PR Compound owned by or licensed to WYETH, subject to rights of third parties who are not Affiliates, WYETH (a) shall grant to Ligand an exclusive license (with the exclusive right to sublicense) in the Territory (or in the case of Section 6.4.2, in the countries permitted under Section 6.4.2) to make, have made, use and sell Products in the Field, (b) shall provide Ligand with


                                  CONFIDENTIAL
                                       20
all such information and data which WYETH, its Affiliates or sublicensees reasonably has available in such country, for example access to drug master file, clinical and QA data and the like, and shall execute such instruments as Ligand reasonably requests, to enable Ligand to obtain the appropriate regulatory approvals to market such Products in such country and for any other lawful purpose related to development and commercialization of such Products in such country, and (c) thereafter shall have no further rights under this Amended and Restated Agreement with respect to such Covered Compound or Product in the Territory (or in the case of Section 6.4.2, in the countries permitted under Section 6.4.2) except as expressly provided in this Amended and Restated Agreement.

      6.4.5 If Ligand, its Affiliate or sublicensee is not diligently developing or commercializing any such Covered Compound or Product licensed from WYETH under Section 6.2 and this Section 6.4 eighteen (18) months after the effective date of such license, then such license shall terminate, and all rights in and to such Covered Compound or Product shall revert to WYETH subject to the provisions of this Amended and Restated Agreement, except the provisions of
Section 6.2 and this Section 6.4. In determining Ligand diligence, Sections 5.4, and 6.4.1-6.4.3 shall apply to Ligand mutatis mutandis.

      6.4.6 For the avoidance of doubt, the provisions of Section 6.2 and this
Section 6.4 shall not apply to Combination Research Compounds or Combination Research Compound Products other than [***] but only to those Covered Compounds other than Final Wyeth PR Compounds that are contained in such combination Research Compounds or Combination Research Compound Products.

                                    ARTICLE 7
                        WYETH OPTION TO COVERED COMPOUNDS

      7.1 Compounds which meet the requirements of Section 1.26 shall be deemed to be Research Compounds arising from the Development Program and subject to the Development Program as defined in Article 5 of this Amended and Restated Agreement and to the License provisions of Article 6.1 of this Amended and Restated Agreement. Any Research Compounds which Wyeth elects to develop shall be subject to the payment of milestones and royalties as provided in Article 9 in the Field and for permitted applications outside the Field for which provision is made in this Article 7.

                                  CONFIDENTIAL
                                       21

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      7.2 Ligand retains all rights to applications of Covered Compounds outside the Field and Wyeth shall have no right to develop Covered Compounds outside the Field; provided, however, that Wyeth may develop, make, have made, use and sell Covered Compounds for applications outside the Field which are (i) first synthesized by Wyeth and (ii) which Covered Compounds are not covered by a claim in Ligand's solely owned Patent Rights. Wyeth's rights under this paragraph are subject to the payment of milestones and royalties as provided in Article 9.

      7.3 In the case of a Covered Compound first synthesized by Wyeth that is made the subject of development by Wyeth outside this Agreement as provided in
Section 7.2, then at Wyeth's request and unless prohibited by agreements with third parties, Ligand shall grant Wyeth an exclusive license under any Patent Rights and trade secrets relating thereto it may have covering or relating to such Covered Compound and its use outside the Field except in the circumstance where the same compound is under development or being marketed by Ligand when Wyeth's request is made.

                                    ARTICLE 8
                     LIGAND SCREENING RIGHTS AND OBLIGATIONS

      8.1 Wyeth Library Compound Disposition. All Wyeth Library Compounds screened at Ligand under the Research Program shall be and shall remain the sole property of Wyeth. Ligand represents and warrants (i) that it has destroyed or
(ii) will return any Wyeth Library Compounds it may have in its possession as of the Effective Date of this Amended and Restated Agreement. Ligand further represents and warrants that any Wyeth Library Compounds (a) made by Ligand and covered by joint patent filings and/or (b) received from Wyeth or derived therefrom, are not included in the Ligand compound library and have not been used for any other purpose outside of the Agreement and/or this Amended and Restated Agreement, including Ligand's rights under this Article 8.

      8.2 Article 8 Compounds-Ownership. Ligand hereby returns all rights in and to the Article 8 Compounds to Wyeth.

                                    ARTICLE 9
                          ROYALTIES AND OTHER PAYMENTS

9.1 Milestone Payments. As additional consideration for the technology and know-how provided by Ligand to the Research Program and Ligand's participation in the Research Program and for the

                                  CONFIDENTIAL
                                       22
licenses granted to Wyeth herein:

(i) within thirty (30) days of the occurrence of each event listed in Schedule 2, Wyeth will pay to Ligand the sums presented in Schedule 2 for each Research Compound (including a Covered Compound, Wyeth Compound and Combination Research Compound) or Product (including a Covered Compound Product, Wyeth Compound Product and Combination Research Compound Product), as the case may be, that Wyeth, in its sole discretion, chooses to advance into development or to commercialize; and

(ii) within five (5) days of the Effective Date of this Amended and Restated Agreement, WYETH will reconcile the Research Event payments for all Research Compounds versus those amounts previously paid and pay to Ligand the amount due for such reconciliation. This payment will be $1,840,000. Ligand and Wyeth acknowledge and agree that such payment constitutes the full payment of all amounts in dispute between the Parties under the Agreement.

      9.2 Royalties Payable by WYETH. In consideration for the technology and know-how provided by Ligand and for the licenses and other rights granted to WYETH herein, during the Royalty Term, WYETH shall pay to Ligand royalties equal to the following percentages of annual Net Sales calculated each year on a Product-by-Product basis, including sales for applications other than in the Field, by WYETH, its Affiliates and sublicensees in the Territory:

                                                                                                Wyeth Product or
                                         Covered Product or Combination                         Wyeth Compound
                                         Covered Compound Product on a                          Combination Product
Annual Net Sales                         Per Product Basis                                      on a Per Product Basis
---------------------------              -------------------------------                        -----------------------
For the first
$400,000,000 in Annual
Net Sales                                              [***]                                              [***]
For the next
$600,000,000 in Annual
Net Sales                                              [***]                                              [***]
For Annual Net Sales above
$1,000,000,000                                         [***]                                              [***]

                                  CONFIDENTIAL
                                       23
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The royalties payable under this Section 9.2 will be reduced on a country by country basis by one third (1/3) during any period when a royalty is owed and the Product is not covered by a valid claim in an issued patent that has not expired. As used in this Section 9.2, a valid claim is a claim that has not been held invalid in a judgment from which no appeal has or can be taken.

As consideration for the modification of the Agreement by the first amendment dated as of January 16, 1996, WYETH paid Ligand the sum of $1,500,000 for certain research and development expenses incurred by Ligand with respect to the Covered Compounds. In the event that no Series A Compound for which an IND filing is made results in a marketed Product, the $1,500,000 shall be a credit against twenty-five percent (25%) of future Product royalties due under this Amended and Restated Agreement until the said $1,500,000 is exhausted.

                                   ARTICLE 10

                         ROYALTY REPORTS AND ACCOUNTING

      10.1 Reports, Exchange Rates. During the term of this Amended and Restated Agreement following the First Commercial Sale of a Product, WYETH shall furnish to Ligand a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the gross sales of all Products sold by WYETH, its Affiliates and its sublicensees in the Territory during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales of Products; (c) withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the dates of the First Commercial Sales of any Products in any country in the Territory during the reporting period; and (e) the exchange rates used in determining the amount of U.S. dollars. With respect to sales of Products invoiced in U.S. dollars, the gross sales, Net Sales, and royalties payable shall be expressed in U.S. dollars. With respect to sales of Products invoiced in a currency other than U.S. dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the Party making the sale together with the U.S. dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per U.S. $1) by Bank of America NOT&SA in London, England, or, in the absence of quoted exchange rates from Bank of America NOT&SA in London, a comparable bank or financial institution, on each of the last business day of each month in the quarter prior to the date of

                                  CONFIDENTIAL
                                       24
payment. Reports shall be due on the sixtieth (60th) day following the close of each quarter. WYETH shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

      10.2 Audits.

      10.2.1 Upon the written request of Ligand and not more than once in each calendar year, WYETH shall permit an independent certified public accounting firm of nationally recognized standing, selected by Ligand and reasonably acceptable to WYETH, at Ligand's expense, to have access during normal business hours to such of the records of WYETH as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Ligand only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

      10.2.2 If such accounting firm concludes that additional royalties were owed during such period, WYETH shall pay the additional royalties within thirty
(30) days of the date Ligand delivers to WYETH such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Ligand; provided, however, if the audit discloses that the royalties payable by WYETH for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then WYETH shall pay the reasonable fees and expenses charged by such accounting firm.

      10.2.3 WYETH shall include in each permitted sublicense granted by it pursuant to this Amended and Restated Agreement a provision requiring the sublicensee to make reports to WYETH, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Ligand's accounting firm to the same extent required of WYETH under this Amended and Restated Agreement. Upon the expiration of thirty-six (36) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Ligand, WYETH and its sublicensees, and such sublicensees shall be released from any liability or accountability with respect to royalties for such year.

      10.3 Confidential Financial Information. Ligand shall treat all financial information subject to review under this Article 10 or under any sublicense agreement as confidential, and shall cause


                                  CONFIDENTIAL
                                       25
its accounting firm to retain all such financial information in confidence.

                                   ARTICLE 11

                                    PAYMENTS

      11.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 10 of this Amended and Restated Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

      11.2 Payment Method. Except as otherwise agreed between the Parties, all royalties and other payments due hereunder shall be paid in U.S. dollars. All royalties and other payments by WYETH to Ligand under this Amended and Restated Agreement shall be originated from a United States bank located in the United States and shall be made by bank wire transfer in immediately available funds to such account as Ligand shall designate before such payment is due. If at any time legal restrictions in any country in the Territory prevent the prompt remittance in the manner set forth in this Section 11.2 of part or all royalties owing with respect to Product sales in such country, then the Parties shall meet and mutually determine a lawful manner of remitting the restricted part of such royalty payments so long as such legal restrictions exist.

      11.3 Withholding Taxes. All amounts owing from WYETH to Ligand under this Amended and Restated Agreement are net amounts, and shall be paid without deduction to account for any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable on behalf of WYETH, its Affiliates or sublicensees and any taxes required to be withheld on behalf of WYETH, its Affiliates or sublicensees in any country within the Territory; provided, however, that WYETH may deduct the amount of any income taxes required to be withheld on behalf of Ligand by WYETH, its Affiliates or sublicensees under the laws of any jurisdiction on amounts owing from WYETH to Ligand hereunder to the extent WYETH, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Ligand such income taxes. WYETH shall use reasonable efforts to minimize any income taxes required to be withheld on behalf of Ligand by WYETH, its Affiliates or sublicensees, and promptly shall deliver to Ligand proof of payment of such income taxes together with copies of all communications from or with such governmental authority with respect thereto.


                                  CONFIDENTIAL
                                       26

      11.4 Late Payments. Unless otherwise provided in this Amended and Restated Agreement, WYETH shall pay interest to Ligand on the aggregate amount of any payments by WYETH that are not paid on or before the date such payments are due under this Amended and Restated Agreement at a rate per annum equal to the lesser of the prime rate of interest as reported by Bank of America NOT&SA in San Francisco, California, from time to time, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

                                   ARTICLE 12

                      INFRINGEMENT ACTIONS BY THIRD PARTIES
      If a Party, or to its knowledge, any of its Affiliates, sublicensees or customers shall be sued by a third party for infringement of a patent because of the development, manufacture, use or sale of Research Compounds or Products, such Party shall promptly notify the other in writing of the institution of such suit. The Party sued shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event the other Party shall cooperate fully in the defense of such suit and furnish to the Party sued all evidence and assistance in its control. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Article 12 shall be paid by the Party which controls the litigation, subject to any claims against the other Party for breach of or indemnification under this Amended and Restated Agreement or otherwise available at law or in equity. Any third party royalty payments required to be paid as the result of a judgment or settlement under this Article 12 shall be paid by the Party controlling the suit subject to any claims against the other Party for breach of or indemnification under this Amended and Restated Agreement or otherwise available at law or in equity; provided, however, in the case of a Product sold by WYETH, if such third party royalty payments arise from the infringement of a patent having a claim or claims which cover the screening activities of Ligand under the Research Program, the third party royalty payments shall be creditable against royalties owed Ligand under this Amended and Restated Agreement in the circumstance where WYETH permits Ligand to defend the suit; provided, further, that in the event WYETH defends the suit the credit taken for any third party royalties shall not be in excess of fifty percent (50%) of the royalty due Ligand under this Amended and Restated Agreement for Product sales which caused such third party royalty payments, subject to any claims for breach of or indemnification under this Amended and Restated Agreement or otherwise available at law or in equity.


                                  CONFIDENTIAL
                                       27

                                   ARTICLE 13

                                 CONFIDENTIALITY

      13.1 Nondisclosure Obligations. Except as otherwise provided in this
Article 13 and subject to Article 12 hereof, during the term of this Amended and Restated Agreement and for a period of five (5) years thereafter, (a) both Parties shall maintain in confidence information and data resulting from or related to the Research Program or the development of Research Compounds or Products; and (b) both Parties shall also maintain in confidence and use only for purposes of this Amended and Restated Agreement all information and data supplied by the other Party under this Amended and Restated Agreement, which if disclosed in writing is marked "Confidential," or if disclosed orally is promptly thereafter confirmed in writing to be confidential.

      13.2 Permitted Disclosures. For purposes of this Article 13, information and data described in clause (a) or (b) above shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Amended and Restated Agreement, (w) a Party may disclose Information it is otherwise obligated under this Article 11 not to disclose to its Affiliates, sublicensees, potential sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; (x) a Party or its Affiliates or sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to commercially market the Product, provided that the disclosing Party shall request confidential treatment thereof; (y) a Party may disclose Information as required by applicable law, regulation or judicial process, provided that such Party shall give the other Party prior written notice thereof and adequate opportunity to object to any such disclosure or to request confidential treatment thereof; and (z) a Party may disclose Information as permitted under
Section 13.1.

      The obligation not to disclose or use Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of


                                  CONFIDENTIAL
                                       28
this Amended and Restated Agreement; or (ii) is disclosed to the receiving Party or its Affiliates or sublicensees by a third party, provided such Information was not obtained by such third party directly or indirectly from the other Party under this Amended and Restated Agreement on a confidential basis; or (iii) prior to disclosure under this Amended and Restated Agreement, was already in the possession of the receiving Party or any of its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Amended and Restated Agreement; or (iv) is disclosed in a press release agreed to by both Parties under Section 13.3 below.

      13.3 Publicity Review.

      13.3.1 Publicity Review. Without the prior written consent of the other Party, neither Party shall make any statement to the public regarding the execution and the subject matter of this Amended and Restated Agreement between WYETH and Ligand, the work under the Research Program or any other aspect of this Amended and Restated Agreement, provided however, that Wyeth may make public statements and announcements concerning Wyeth's development, manufacture or commercialization activities with respect to Research Compounds or Products without the prior consent of Ligand, provided further however, that the content of such public statements and announcements will be provided in writing to Ligand no later than promptly following the public statement or announcement in question. Notwithstanding the foregoing, any of such statements may be made by Ligand to a third party to whom Ligand is seeking to sell an equity interest, e.g., common or preferred stock or an instrument convertible into common or preferred stock, or from whom Ligand is seeking a loan provided that such third party is bound under obligations of confidentiality similar to those of this
Article 13; provided, however, that statements made by Ligand to a third party pharmaceutical company shall not include non-public information about this Amended and Restated Agreement. Ligand and WYETH shall not disclose any terms or conditions of this Amended and Restated Agreement to any third party without the prior consent of the other Party, except as set forth above in this Section 13.3 or as required by applicable law.

                                   ARTICLE 14

                                   PUBLICATION

      14.1 Notice of Publication. During the term of this Amended and Restated Agreement, Ligand and WYETH each acknowledge the other Party's interest in publishing certain of its results to obtain


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                                       29
recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Research Program (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication or an outline of such oral disclosure at least sixty (60) days prior to submission for publication or oral disclosure. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent, trade secret or commercial reasons and (b) to request a reasonable delay in or avoidance of publication in order to protect patentable information and trade secrets, the disclosure of which would materially affect the interests of the Reviewing Party under this Amended and Restated Agreement. A Party shall have the right in its own discretion to seek patents on inventions made solely by its own employees.

      14.2 Timing of Publication. If the Reviewing Party requests such a delay or avoidance, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable modification as provided in Section 14.1 or patent applications protecting each Party's rights in such information to be filed in accordance with Article 15 below. Upon the expiry of sixty (60) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay or avoidance described above.

                                   ARTICLE 15

                                     PATENTS

      15.1 Ownership of Inventions, Applications for Patent and Patents. Subject to such rights as are granted under this Amended and Restated Agreement, the entire right, title and interest in all inventions, discoveries, improvements or other technology directed at a Research Compound or Product and all processes or uses relating thereto, whether or not patentable (collectively, the "Inventions"), together with all patent applications or patents based thereon, made during and as a result of the Research Program (a) by employees or others acting solely on behalf of Ligand shall be owned solely by Ligand (the "Ligand Inventions"), (b) by employees or others acting solely on behalf of WYETH shall be owned


                                  CONFIDENTIAL
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


solely by WYETH (the "WYETH Inventions"), and (c) by employees or others acting jointly on behalf of Ligand and WYETH shall be owned jointly by Ligand and WYETH (the "Joint Inventions"). Any dispute regarding the inventorship of an Invention or Joint Invention made under the Research Program shall be resolved by the decision of independent patent counsel, mutually acceptable to the Parties, after consideration of all evidence submitted by the Parties, except to the extent such decision is inconsistent with the subsequent determination of the appropriate patent or judicial authorities. Each Party shall promptly disclose to the other Party the conception or reduction to practice under the Research Program of Inventions by employees or others acting on behalf of such Party. Each Party hereby represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Amended and Restated Agreement shall be obligated under a binding written agreement or applicable law to assign to such Party or its Affiliate all Inventions made or developed by such employee or other Person.

      15.2 Patent Applications.

      15.2.1 Priority Filings. When an Invention or Joint Invention has been made under the Research Program which may reasonably be considered to be patentable, a priority patent application shall be filed as soon as reasonably possible. If a Joint Invention has been made under the Research Program, the parties shall designate mutually acceptable independent patent counsel which shall file such application which shall be in the name of both Parties. The Party filing the application with respect to an Invention or Joint Invention made under the Research Program shall give the other Party an opportunity to review the text of the application before filing, and in good faith shall consider and incorporate the reasonable requests of the other Party. The Party filing the application with respect to any Invention or Joint Invention made under the Research Program shall supply the other Party with a copy of the application as filed, together with notice of its filing date and serial number.

      15.2.2 Foreign Filing Decisions. No later than nine (9) months following the filing date of a priority patent application with respect to an Invention or Joint Invention made under the Research Program filed according to Section
15.2.1 above, the Parties shall consult together to determine whether such priority application with respect to such Invention or Joint Invention should be abandoned without replacement; abandoned and refiled; proceeded within the country of filing only; or used as the basis for a claim of priority under the Paris Convention for


                                  CONFIDENTIAL
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


corresponding applications in or designating other countries. The Parties shall consult together to ensure that so far as practicable the texts filed in the United States and in other countries contain the same information and claim the same scope of protection.

      15.2.3 Prosecution and Maintenance. Ligand and WYETH, as applicable, shall have the right, using commercially reasonable practices, to control the prosecution, grant and maintenance of its Patent Rights with respect to each Invention or Joint Invention made under the Research Program, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such Patent Rights. All costs incurred in connection therewith shall be borne by the Party taking action with respect to such Patent Rights. In the case of Joint Inventions made under the Research Program, the PMC shall designate the Party which shall control the prosecution, grant and maintenance of joint Patent Rights. The Party controlling the prosecution, grant and maintenance of such joint Patent Rights shall consider all reasonable requests of the other Party with respect thereto. All costs incurred in connection with the prosecution, grant and maintenance of such joint Patent Rights shall be paid in equal parts by the Parties. Each Party shall inform the other Party at regular intervals, or on request, about the status of all patent applications or patents for which it is responsible with respect to Inventions or Joint Inventions made under the Research Program.

      In the event that Ligand or WYETH elects not to file a patent application on an Invention or Joint Invention made under the Research Program in any country, or decides to abandon any pending application or granted patent on an Invention or Joint Invention made under the Research Program in any country, it shall provide adequate notice to the other Party and give the other Party the opportunity to file or maintain such application or patent at its own expense.

      15.2.4 Following the Effective Date of this Amended and Restated Agreement, either Party may elect to discontinue paying its 50% share of the costs associated with the prosecution, grant and maintenance of Joint Patent Rights on a country-by-country basis by providing written notice to the other Party. Upon receipt of such written notice, the other Party may elect to maintain patent protection in that country, at its own expense. The Party electing to discontinue paying its 50% share shall assign all rights in and to the subject Joint Patent Right to the other Party and shall have no rights under
Section 15.5 hereof. For the avoidance of doubt (i) no such discontinuation or assignment of any Joint Patent Right shall shorten any royalty term or reduce any


                                  CONFIDENTIAL
                                       32
royalties or milestones otherwise payable to Ligand hereunder, and (ii) neither Party shall be required to assign rights to Joint Patent Rights to the other Party on the basis of a decision to discontinue payment that was made before the effective date of this Amended and Restated Agreement.

      15.2.5 Promptly following the Effective Date of this Amended and Restated Agreement, Ligand will assign to Wyeth Ligand's interest in and to all Patent Rights included in the following eight (8) patent families, worldwide:

                                      [***]

For the avoidance of doubt, the assignment of Ligand's rights in the above-referenced patent families in and of itself will not shorten any royalty term or reduce any royalties or milestones otherwise payable to Ligand hereunder.

      15.2.6 List of Current Patents and Applications. As of the Effective Date of this Amended and Restated Agreement, the parties agree that Schedule 3 hereto is a complete list of all jointly owned Patent Rights, other than Patent Rights with claims which read upon a Wyeth Compound Product or a Wyeth Compound or the process of manufacture or use of a Wyeth Compound Product or a Wyeth Compound.

      15.3 Cooperation. Each Party shall make available to the other Party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to all Inventions or Joint Inventions made under the Research Program, as set forth in Section 15.2 above, for a period of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

      15.4 No Other Technology Rights. Except as otherwise

                                  CONFIDENTIAL
                                       33
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

provided in this Amended and Restated Agreement, under no circumstances shall a Party hereto, as a result of this Amended and Restated Agreement, obtain any ownership interest or other right in any technology, trade secrets, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other Party, including items owned, controlled or developed by the other, or transferred by the other to such Party at any time pursuant to this Amended and Restated Agreement. It is understood and agreed by the Parties that this Amended and Restated Agreement does not grant to either Party any license or other right in basic technology of the other Party except to the extent necessary to enable the Parties to carry out their part of the Research Program, Exploratory Development, Full Development, marketing and sales of Research Compounds and Products.

      15.5 Enforcement of Patent Rights. Ligand and WYETH each shall use good faith efforts to enforce the Patent Rights against infringers, and to consult with the other Party both prior to and during said enforcement. Upon learning of significant and continuing infringement of such Patent Rights by a third party in the Field, Ligand or WYETH, as the case may be, promptly shall provide notice to the other Party in writing of the fact and shall supply the other Party with all evidence possessed by the notifying Party pertaining to and establishing said infringement(s). Ligand may elect to initiate legal action with respect to a patent owned solely by Ligand against such third party in its sole discretion, and WYETH shall cooperate fully with Ligand in any such action at its own out-of-pocket expense, further provided that WYETH shall have the right to join as a party provided it funds up to one half (1/2) of the costs of such suit. WYETH shall have the right to be represented by legal counsel of its own choosing at its sole expense. If Ligand, within six (6) months of receipt of such notice or such lesser period of time if a further delay would result in material harm, or the loss of a material right, has not commenced legal action against an infringer whose infringing product has a market share larger than thirty percent (30%) of the sales of a competing Product embraced by a valid claim of said Ligand patent in that country, which patent is licensed to WYETH hereunder, upon written notice from WYETH, Ligand shall promptly either: (i) initiate such action; or (ii) authorize WYETH to commence such action. WYETH may elect to initiate legal action with respect to a patent owned jointly or solely by WYETH against such third party in its sole discretion, and Ligand shall cooperate fully with WYETH in any such action at its own out-of-pocket expense, further provided that Ligand shall have the right to join as a party provided it funds up to one-half (1/2) of the costs of


                                  CONFIDENTIAL
                                       34
such suit. Ligand shall have the right to be represented by legal counsel of its own choosing at its sole expense. If WYETH, within six (6) months of receipt of such notice or such lesser period of time if a further delay would result in material harm, or the loss of a material right, has not commenced legal action against an infringer whose infringing product has a market share larger than thirty percent (30%) of the sales of a competing Product embraced by a valid claim of said WYETH patent in that country, upon written notice from Ligand, WYETH shall promptly either: (i) initiate such action; or (ii) authorize Ligand to commence such action. Notwithstanding anything to the contrary, any settlement of such legal action by the initiating Party shall require the consent of the non-initiating Party, which consent will not be unreasonably withheld. The Party whose Patent Rights allegedly are being infringed shall not be obligated to bring or maintain more than one such suit at any time with respect to claims directed to any one method of manufacture or composition of matter. All monies recovered upon the final judgment or settlement of any such suit shall be shared, after reimbursement of expenses, by Ligand and WYETH pro rata according to the respective percentages of costs borne by each Party in such suit pursuant to this Section 15.5. Notwithstanding the foregoing, Ligand and WYETH shall fully cooperate with each other in the planning and execution of any action to enforce such Patent Rights, and shall join suit if required by law to do so in order to bring such action.

      15.6 Unauthorized Use of Patent Rights. Neither Ligand nor WYETH shall willfully take any action which would, directly or indirectly, infringe, or induce or contribute to the infringement of, one or more claims of any issued patent of the other Party or its Affiliates, except to the extent such action is authorized by a license granted under this Amended and Restated Agreement. If either Ligand or WYETH takes any action, directly or indirectly, to challenge the validity of any issued patent of the other Party or its Affiliates, then the other Party shall have the right in its sole discretion to terminate the Research Program; provided, however, in the circumstance where the challenged patent is included within the Patent Rights of the other Party, the other Party additionally shall have the right to terminate the license granted under Article 6 above, to the extent permitted by law, on a country-by-country basis. For the avoidance of doubt this right to terminate shall not apply to license rights in the U.S. provided that the licensee is not in breach of any obligation which would otherwise give rise to a right of termination. A Party shall not be entitled to withhold any milestone payment or payment of any royalty accruing during any challenge to the validity of a patent included within the Patent Rights of the other Party.


                                  CONFIDENTIAL
                                       35

         15.7 Disposition of Certain Claims of [***]or any national patent or patent application resulting there from or (ii) in any other patent or patent application owned or controlled by Ligand, any subject matter that is claimed in any Ligand-Wyeth jointly-filed patent application. Ligand further represents and warrants that all compounds falling under [***]and disclosed in [***]were synthesized after September 2, 1998 and no such compounds meet the Research Compound selection criteria set forth in Section 1.20 of this Amended and Restated Agreement, i.e. that a compound have in vitro IC50 =100nM and in vitro selectivity = 100X the nearest alternate target.

                                   ARTICLE 16

                              TERM AND TERMINATION

         16.1 Expiration. Unless terminated earlier pursuant to Section 16.3 below, this Amended and Restated Agreement shall expire on the expiration of the last Party's obligations to pay royalties under this Amended and Restated Agreement.

         16.2 Effect of Expiration or Termination. Expiration or termination of this Amended and Restated Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of
Article 11, Article 12, Article 13 and Article 18 shall survive the expiration or termination of this Amended and Restated Agreement.

         16.3 Termination In Case of Bankruptcy. A Party shall have the right to terminate this Amended and Restated Agreement by delivering sixty (60) days prior written notice to the other Party in the event of the other Party's bankruptcy (not to include reorganization) or insolvency, provided that federal bankruptcy laws shall apply.


                                  CONFIDENTIAL
                                       36
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   ARTICLE 17

                             PREMARIN(R) EVALUATION

      17.1 Evaluation of Premarin(R). WYETH provided Ligand with a quantity of Premarin(R) and its components sufficient to permit Ligand to make an evaluation thereof as described in Exhibit C of the Agreement using its own resources. The results of the Premarin(R) evaluation were reported to WYETH. All rights and interest in and to such results are and shall remain the sole and exclusive property of Wyeth. Ligand shall have no rights to (i) Premarin(R) or any of its components or (ii) any data or materials developed as a result of the Premarin(R) evaluation as described in Exhibit C of the Agreement. If WYETH should decide, in its sole discretion, to initiate a Research Program with respect to any data or materials developed during the Premarin(R) evaluation as described in Exhibit C of the Agreement, then Ligand will only be entitled to receive royalties and milestone payments as otherwise provided for in this Amended and Restated Agreement, but will have no other rights whatsoever to any such data or materials.

                                   ARTICLE 18

                                    INDEMNITY

      18.1 Direct Indemnity. Each Party shall indemnify and hold the other Party, its Affiliates and sublicensees harmless, and hereby forever releases and discharges the other Party, its Affiliates and sublicensees, from and against all claims, demands, liabilities, damages and expenses, including attorneys' fees and costs (collectively, "Liabilities") arising out of negligence, recklessness or intentional misconduct of the indemnifying Party, its Affiliates or sublicensees in connection with the work performed by such Party during the Research Program, Exploratory Development, Full Development or the marketing or sale of Research Compounds or Products hereunder; except in each case to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct of the other Party.

         18.2 Other Indemnity. Each Party shall indemnify and hold the other Party, its Affiliates and sublicensees harmless from and against all Liabilities suffered or incurred in connection with third party claims for personal injuries or any product recall to the extent caused by: (a) any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of negligence, recklessness or intentional


                                  CONFIDENTIAL
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


misconduct in connection with the indemnifying Party's preclinical or clinical testing obligations hereunder, (b) any manufacturing defect in any Product or any other material manufactured by the indemnifying Party, its Affiliates or permitted sublicensees, or (c) any other act or omission (without regard to culpable conduct) of the indemnifying Party, its Affiliates or permitted sublicensees in connection with the activities contemplated under this Amended and Restated Agreement; except in each case to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct of the other Party.

      18.3 Procedure. A Party (the "Indemnitee") that intends to claim indemnification under this Article 18 shall promptly notify the other Party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee or any of its Affiliates or sublicensees intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this Article 18 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 18, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
18. The Indemnitee under this Article 18, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

      18.4 Insurance. WYETH shall maintain, through self-insurance or otherwise, product liability insurance with respect to the development, manufacture and sale of Products in such amount as WYETH customarily maintains with respect to its other products. WYETH shall maintain such insurance for so long as it continues to develop, manufacture or sell any Products, and thereafter for so


                                  CONFIDENTIAL
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


long as WYETH maintains insurance for itself covering such manufacture or sales. The requirement to maintain insurance shall apply mutatis mutandis to Ligand in the circumstance where Ligand acquires the right under this Amended and Restated Agreement to commercialize a Product.

     18.5 Indemnity Exclusion. A Party that relinquishes rights to a Research Compound or Product to the other Party shall not be obligated to indemnify the other Party, its Affiliates or sublicensees under Sections 18.1 and 18.2 with respect to their use of information obtained from the relinquishing Party as a result of the relinquishing of rights to the Research Compound or Product.

                                   ARTICLE 19

                                  FORCE MAJEURE

      Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Amended and Restated Agreement for failure or delay in fulfilling or performing any term of this Amended and Restated Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

                                   ARTICLE 20

                                   ASSIGNMENT

      This Amended and Restated Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the consent of the other Party; provided, however, that either Ligand or WYETH may, without such consent, assign this Amended and Restated Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Amended and Restated Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Amended and Restated Agreement. If Ligand desires to assign this Amended and Restated Agreement and its rights and obligations hereunder in connection with the transfer or sale of


                                  CONFIDENTIAL
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


all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction prior to the fourth anniversary of the Commencement Date, WYETH shall have the right within thirty
(30) days after receipt of written notice thereof from Ligand to terminate the Research Program, in which case the Research Program shall terminate upon receipt by Ligand of written notice of such election to terminate. If WYETH elects to terminate the Research Program under the immediately preceding sentence, (a) at the time WYETH delivers such written notice of its election to terminate, WYETH shall pay to Ligand an amount equal to three-fourths (3/4) of the Aggregate Annual Research Fee, net of the unused portion, if any, of WYETH's most recent payment to Ligand under Section 3.2 above; and (b) any compound which is identified by WYETH, within twenty four (24) months after termination of the Research Program, as acting through or mediating the activity of one or more Designated Targets shall be a Research Compound. Nothing in this Article 20 shall prevent a Party from assigning its rights to develop and commercialize a product for which it acquires rights from the other under this Amended and Restated Agreement which assignment shall be subject to any rights accorded the non-assigning Party as a result of this Amended and Restated Agreement.

                                   ARTICLE 21

                     NOTIFICATION OF PATENT TERM RESTORATION

      Ligand or WYETH, as the case may be, shall notify the other Party of (a) the issuance of each U.S. patent, or foreign patent where extension is possible, included within the Patent Rights, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act") or equivalent foreign laws, including notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA"). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. Ligand or WYETH, as the case may be, shall discuss relevant issues and decide upon appropriate action with respect to patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Rights. Likewise, Ligand or WYETH, as the case may be, shall inform the other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any Product.


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


                                   ARTICLE 22

                                  SEVERABILITY

      Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. In any term or provision of this Amended and Restated Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amended and Restated Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

                                   ARTICLE 23

                                  MISCELLANEOUS

      23.1 Notices. Any consent, notice or report required or permitted to be given or made under this Amended and Restated Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile transmission effective upon such delivery and, in case of facsimile transmission, confirmation of receipt by the recipient (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Amended and Restated Agreement) shall be effective upon receipt by the addressee.

      If to Ligand:     Ligand Pharmaceuticals Incorporated
                        10275 Science Center Drive
                        San Diego, California 92121
                        Attention:  General Counsel


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


      If to WYETH:      Wyeth, acting through its Wyeth
                        Pharmaceuticals division
                        500 Arcola Road
                        Collegeville, PA  19426
                        Attn:  Senior Vice President
                               Corporate Business Development

      With a copy to: Wyeth
                        Five Giralda Farm
                        Madison, NJ  07940
                        Attn:  General Counsel

      23.2 Applicable Law. The Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of California.

      23.3 Entire Agreement. This Amended and Restated Agreement and the concurrently executed Stock and Note Purchase Agreement and the accompanying Promissory Notes between Ligand and WYETH to which Ligand and WYETH are parties contain the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all express or implied agreements and understandings, either oral or written, heretofore made. This Amended and Restated Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

      23.4 Headings. The captions to the several Articles and Sections hereof are not a part of this Amended and Restated Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      23.5 Independent Contractors. It is expressly agreed that Ligand and WYETH shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Ligand nor WYETH shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the Party to do so.

      23.6 U.S. Export Laws and Regulations. Each Party warrants and represents to the other that it does not intend to, nor will it export from the United States or reexport from any foreign country, or permit a third Party to export or reexport technology or technical information of the other Party, to a country where such export or reexport would be in violation of U.S. Export Administration Regulations.


                                  CONFIDENTIAL
                                       42

      23.7 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

      23.8 Counterparts. This Amended and Restated Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23.9 Amendment and Restatement. This Amended and Restated Agreement amends and restates the Agreement in its entirety. Notwithstanding the amendment and restatement of the Agreement, each Party retains all rights and obligations under the Agreement which have accrued to it prior to the Effective Date of this Amended and Restated Agreement.

      IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Agreement as of the date first set forth above.

WYETH, acting through its          LIGAND PHARMACEUTICALS
Wyeth Pharmaceuticals division     INCORPORATED

By:__________________________               By:__________________________

Title:_______________________               Title:_______________________


                                  CONFIDENTIAL
                                       43

                                   SCHEDULE A

                                    [***]


                                  CONFIDENTIAL
                                       44
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omitted portions.

                                   SCHEDULE B

                                    [***]


                                  CONFIDENTIAL
                                      45-46
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.2

                                    [***]


                                  CONFIDENTIAL
                                      47-52
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.12

                                    [***]


                                  CONFIDENTIAL
                                       53
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.16

                                    [***]


                                  CONFIDENTIAL
                                      54-56
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 with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.19

                                    [***]


                                  CONFIDENTIAL
                                      57-77
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.23

                                    [***]


                                  CONFIDENTIAL
                                      78-83
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.34

                                    [***]


                                  CONFIDENTIAL
                                      84-96
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 ATTACHMENT 1.37

                                    [***]


                                  CONFIDENTIAL
                                     97-103
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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 2
     RESEARCH EVENT PAYMENTS TO LIGAND FOR COVERED PRODUCTS AND COMBINATION
                                    PRODUCTS

        RESEARCH EVENT        COVERED          COVERED     WYETH COMPOUNDS    WYETH COMPOUND
                             COMPOUNDS        COMPOUND                        COMBINATIONS
                                            COMBINATIONS
--------------------------------------------------------------------------------------------
      DISCOVERY BOARD          [***]            [***]          [***]                [***]
      RECOMMENDATION

      DEVELOPMENT TRACK        [***]            [***]          [***]                [***]
      APPROVAL

      IND FILING               [***]            [***]          [***]                [***]

      ICE                      [***]            [***]          [***]                [***]

      INITIATION OF            [***]            [***]          [***]                [***]
      PHASE III

      U.S. NDA FILING          [***]            [***]          [***]                [***]

      EX. U.S. FILING IN       [***]            [***]          [***]                [***]
      A MAJOR MARKET
      COUNTRY

      U.S. NDA APPROVAL        [***]            [***]          [***]                [***]

      EX. US APPROVAL          [***]            [***]          [***]                [***]
      WITH PRICING IN A
      MAJOR MARKET
      COUNTRY

      TOTAL                    [***]            [***]          [***]                [***]

As used in this Schedule 2, "ICE" means the decision of the Wyeth Development Council or its equivalent to continue development of a drug candidate based on an "interim clinical evaluation" of evidence accruing from Phase I/IIa studies.


                                  CONFIDENTIAL
                                       104
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omitted portions.

                                 ATTACHMENT 5.3

                                                                    CONFIDENTIAL

                                 WYETH RESEARCH
                            Development Status Update


For Ligand Pharmaceuticals

COMPOUND NO.:                             COMPOUND NAME:
THERAPEUTIC AREA:                         TARGET INDICATION:       CONTRACEPTION
MOLECULAR TARGET:                         DEVELOPMENT PHASE:
MECHANISM OF ACTION:                      STATUS:

          ACTUAL and PROJECTED DEVELOPMENT & MILESTONE PAYMENT DATES

   DISCOVERY    DEVELOPMENT                                   INTERIM
     BOARD         TRACK        IND       FIRST   START OF   DECISION   START OF     NDA (OR EQUIV.)      NDA (OR EQUIV.)
RECOMMENDATION    APPROVAL    FILING   HUMAN DOSE  PHASE 2  POINT (POC)  PHASE 3          FILING             APPROVAL
                                                                                      US     EX - US 1     US     EX - US 2
---------------------------------------------------------------------------------------------------------------------------
                Dev.                                        POC =
                Track=Start                                 Proof of
                of Phase 0                                  Concept


EXPLANATION FOR DATE CHANGES SINCE THE LAST REPORT AND PLANS FOR RESOLUTION


TARGETED NEXT KEY DEVELOPMENT DATE, EVENTS, ETC.  (FIM, PHASE II DOSING, ETC.)


PUBLICATIONS:


                                  CONFIDENTIAL

                                   SCHEDULE 3

                                    [***]


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omitted portions.